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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                    THREE
                                                                                                    MONTHS
                                                         YEAR ENDED DECEMBER 31,                    ENDED
                                           ----------------------------------------------------   ----------
                                                                                                  MARCH 31,
                                             1996       1997       1998       1999       2000        2001
                                           --------   --------   --------   --------   --------   ----------
Income before minority interest and
  income taxes..........................    $4,761    $15,256    $81,428    $215,132   $160,949     $34,675

Fixed charges:
  Interest expense and amortization of
    debt issuance costs.................    $2,889    $ 8,817    $13,765    $ 11,971   $ 15,962     $ 3,214
  Interest portion of leases............       786      1,212      2,093       2,969      3,442         872
                                            ------    -------    -------    --------   --------     -------

(A) Income before minority interest and
    income taxes plus fixed charges.....    $8,436    $25,285    $97,286    $230,072   $180,353     $38,761
(B) Fixed charges.......................    $3,675    $10,029    $15,858    $ 14,940   $ 19,404     $ 4,086

Ratio of earnings to fixed charges
  (A/B).................................       2.3x       2.5x       6.1x       15.4x       9.3x        9.5x
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